Exhibit 99.1

Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release

T 845.369.8040
F 845.369.8255

FOR IMMEDIATE RELEASE
November 22, 2016

STERLING BANCORP CONTACT:

Luis Massiani, SEVP & Chief Financial Officer
845.369.8040

STERLING BANCORP ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK, INCLUDING FULL EXERCISE OF UNDERWRITERS OPTION

MONTEBELLO, NY – November 22, 2016 – Sterling Bancorp (NYSE: STL) (the "Company" or "Sterling"), the parent company of Sterling National Bank, today announced the closing of its previously announced public offering of 4,370,000 shares of common stock, including 570,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares. The Company estimates that the net proceeds of the offering, after deducting estimated offering expenses, will be approximately $90.7 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include working capital, funding potential acquisitions and other strategic business opportunities.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities will be made only by means of the above-described prospectus supplement and accompanying base prospectus.

About Sterling Bancorp

Sterling Bancorp, with its principal subsidiary Sterling National Bank (the “Bank”), specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services.

Forward-Looking Statements

This release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp's and the Bank's current expectations about their future results, plans, operations and prospects and involve certain risks, including the following: our ability to successfully implement strategic initiatives, grow revenues faster than we grow expenses, and to integrate and fully realize cost savings and other benefits we estimate in connection with acquisitions; a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp and the Bank in managing those risks. Other factors that could cause Sterling Bancorp's and the Bank's actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of Sterling Bancorp's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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